Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is being entered into on the last date listed on the signature page hereof by and between                                          (“Vice President”) and Unigene Laboratories, Inc. (“Company”). As used herein, “Parties” refers to Vice President and Company.

WHEREAS, Vice President serves the Company in a position of substantial authority and responsibility;

WHEREAS, Company and Vice President wish to establish certain protections for Vice President in the event of the termination of Vice President’s employment with Company for specified reasons following a Change in Control;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Severance Benefits

(a) Severance Payment. If (1) Vice President is not hired by Surviving Company following a Change in Control other than for Cause or (2) within twelve (12) months following a Change in Control, Vice President’s employment with Surviving Company is terminated (i) by Surviving Company other than for Cause or (ii) by Vice President for Good Reason, Vice President will be entitled to, in addition to all compensation and benefits accrued but unpaid up to the date of termination, severance pay in a gross amount equal to twelve (12) months of Vice President’s annualized base salary as of the date of Vice President’s termination, except that in the event that Vice President terminates his employment with Surviving Company due to a material diminution by Surviving Company in Vice President’s base salary without Vice President’s consent, the severance pay will be calculated based on Vice President’s base salary immediately preceding the diminution giving rise to Vice President’s resignation (“Severance Payment”). Company will pay Vice President the Severance Payment unless Surviving Company assumes Company’s obligations under this Agreement, in which case Company shall not be liable for the Severance Payment. This Severance Payment will be paid in the form of base salary continuation, commencing with the first regular pay cycle following Vice President’s termination and otherwise in accordance with Company’s or Surviving Company’s, as applicable, regular payroll cycle as may be amended from time to time. As a condition of receiving the Severance Payment, to which Vice President would not otherwise be entitled, Vice President must sign (and not revoke pursuant to any applicable revocation period), in a form satisfactory to Company or Surviving Company, as applicable, a general release of all claims against Company, Surviving Company, and related entities or persons.

(b) Certain Adjustments. The severance benefits to be provided to the Vice President hereunder and all other payments or benefits which are “parachute payments” (as defined in Section 280G(b)(2)(A) of the Code) payable to the Vice President under other arrangements or agreements (the “Total Payments”) shall be adjusted as set forth in this Section 1(b). If the Total Payments as a result of any Change in Control would (in the aggregate) result in an amount not being deductible under Code Section 280G or an excise tax under Section 4999, the Total Payments shall be reduced to the extent necessary so that the deductibility of the full amount of such reduced Total Payments is not limited by Code Section 280G or such Total Payment is not subject to an excise tax under Section 4999. The Company or Surviving Company, as applicable, shall make all determinations required to be made under this Section 1(b) in good faith and shall, upon Vice President’s request, provide supporting calculations to Vice President.

(c) Delay in Payment; Section 409A. Notwithstanding any provision hereof to the contrary, if upon termination, a Vice President is a “specified employee” (within the meaning attributed thereto by Section 409A of the Code and the regulations thereunder) of Company or Surviving Company, and if the payments would be subject to excise tax under Code Section 409A because such payments are made within the 6-month period commencing upon the Vice President’s effective date of termination, then such payments shall be delayed for 6 months following such termination.

(d) No Duplication of Benefits. In the event of the termination of Vice President’s employment under the circumstances described in this Section 1 of this Agreement, the only obligations of Company or Surviving Company, as applicable, are provided in this Section 1 and Vice President acknowledges and agrees that Vice President shall not be entitled to any other severance payments upon such termination.

Section 2. Definitions

(a) “Change in Control” means:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by the Company, by any employee benefit plan (or related trust) of the Company, or by any corporation with respect to which, following such acquisition, more than 50%, respectively, of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the common stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

(ii) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of Company (the “Incumbent Board”) cease for any reason during any 12-month period to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the effective date of this Agreement whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in settlement of an actual or threatened election contest relating to the election of the directors of the Company; or

(iii) the consummation (following approval by the Company’s stockholders) of (A) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the persons who were the respective beneficial owners of the common stock and the Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation or (B) a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

(b) “Cause” means the occurrence of any of the following events: (i) Vice President’s failure to substantially perform his employment duties (other than due to disability), provided that such failure (if curable) is not cured within thirty (30) days after delivery of notice to Vice President of such failure; (ii) a material breach of this Agreement by Vice President, including without limitation any breach of Section 3 of this Agreement; (iii) Vice President’s dishonesty, which includes without limitation any misuse or misappropriation of Company’s or Surviving Company’s assets, or other gross or willful misconduct, which includes without limitation any conduct by Vice President intended to or likely to injure the business of Company or Surviving Company; (iv) Vice President’s conviction (including a plea of nolo contendere) for any felony or gross misdemeanor under federal or state law; or (v) Vice President’s insobriety or use of drugs, or controlled substances either (a) in the course of performing his duties and responsibilities or (b) otherwise affecting his ability to perform the same. In addition to the foregoing, Vice President’s death or disability (Vice President’s inability to perform the essential functions of his position for a period of six (6) months in the twelve (12) month period following a Change in Control), shall constitute Cause. The existence of any of the foregoing events or conditions is to be determined by Company or Surviving Company, as applicable, in the exercise of its reasonable judgment.

(c) “Good Reason” means the occurrence of any of the following events: (i) a material diminution by Surviving Company in Vice President’s base salary without Vice President’s consent; (ii) a material diminution by Surviving Company in Vice President’s authority, duties or responsibilities without Vice President’s consent; or (iii) a relocation, without Vice President’s consent, by Surviving Company of Vice President’s base site of employment to a location greater than fifty (50) miles from Vice President’s base site of employment immediately preceding such relocation, except for travel reasonably required in the performance of Vice President’s duties and responsibilities, or unless the new base site of employment is located closer to Vice President’s home. Notwithstanding the foregoing, none of the foregoing events or conditions will constitute Good Reason if Vice President failed to give Surviving Company (A) written notice stating Vice President’s intention to claim Good Reason and the basis for that claim within ninety (90) days of the occurrence of the event or circumstance giving rise to the claim of Good Reason and (B) at least thirty (30) days for Surviving Company to cure such event or circumstance, if such event or circumstance is susceptible of cure.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Surviving Company” means the entity surviving the Change in Control of Company.

Section 3. Restrictive Covenants

(a) Non-competition. Vice President agrees that for so long as he is employed by Company or Surviving Company, and for a period of one (1) year after the termination or cessation of his employment with Company or Surviving Company for any reason, Vice President will not directly or indirectly:

(i) Within the United States or elsewhere where Company, Surviving Company, or any of their affiliates or subsidiaries conducts its business, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products or rendering services of the kind or type developed or being (or planned to be) developed, produced, marketed or sold, by Company or Surviving Company while Vice President was employed by Company or Surviving Company, including without limitation the business of developing, producing, or selling Calcitonin products or amidated peptides; or

(ii) Recruit, solicit or induce, any employee or employees of Company or Surviving Company to terminate their employment with, or otherwise cease their relationship with, Company or Surviving Company; or

(iii) Solicit, encourage or induce any of the clients, customers, suppliers, joint venturers, licensees or accounts, or prospective clients, customers, suppliers, joint venturers, licensees or accounts, of Company or Surviving Company to terminate its/his/her relationship (contractual or otherwise) with Company or Surviving Company (in whole or in part) or to refrain from entering into a relationship (contractual or otherwise) with Company or Surviving Company.

(b) Protection of Confidential Information. Vice President acknowledges that by reason of his employment with Company (and Surviving Company, if applicable), he has had close contact with the confidential affairs of Company (and Surviving Company, if applicable), its affiliates, subsidiaries, customers, suppliers, and potential and actual business partners. During and after Vice President’s employment with Company (and Surviving Company, if applicable), Vice President agrees not to directly or indirectly, by himself or through other persons or entities, disclose, without the prior written consent of Company (or Surviving Company, as applicable) or its authorized representative, any Confidential Information

(except as reasonably required in the performance of Vice President’s job duties with Company or Surviving Company, as applicable, or as required by law). As used herein, “Confidential Information” means all confidential, proprietary, or nonpublic information (in whatever form) in any way relating to Company, Surviving Company, or their affiliates, subsidiaries, customers, suppliers, potential and actual business partners, or others that do business with Company or Surviving Company that Company or Surviving Company may receive, including but not limited to lists of customers, business plans, financial or cost information, scientific and clinical information, and business techniques, know-how, designs, methods, processes, strategies, and the like relating to or concerning the research, financial matters, marketing, investments, budgets, business plans, marketing plans, development activities, personnel matters, contracts/agreements, prospective contracts/agreements, business contacts, products, and the like of Company, Surviving Company, or their affiliates, subsidiaries, customers, suppliers, potential and actual business partners, or others that do business with them, irrespective of whether any of the foregoing items constitute a trade secret under any applicable law. Where disclosure of Confidential Information is required by law, Vice President must use his best efforts to notify and consult with Company or Surviving Company, as applicable, prior to such disclosure.

(c) Protection of Intellectual Property. Vice President agrees that any Confidential Information, as well as any idea, invention, copyrightable or patentable work, improvement, technique, design, method, development, product, service, technology, writing, discovery, and the like, whether tangible or intangible, directly or indirectly resulting or arising from, or created through, Company’s (or Surviving Company’s, if applicable) business, in which a property interest exists or may exist if asserted under federal, state or international law (hereafter “Intellectual Property”), will be and is the sole and exclusive property of, and Vice President hereby assigns all of his interest therein to, Company or Surviving Company, as applicable, with all copyrightable Intellectual Property to be deemed “works for hire” under the federal Copyright Act. Vice President further agrees to make full and prompt disclosure to Company or Surviving Company, as applicable, of all Intellectual Property described in the previous sentence. To the extent that Vice President retains any interest in such Intellectual Property, Vice President further agrees to, at Company’s or Surviving Company’s, as applicable, request and expense, but without additional compensation to Vice President, whether it be during or after the termination of Vice President’s employment (for any or no reason), assist Company or Surviving Company, as applicable, or its designee in obtaining patents and copyrights therefore that are deemed suitable for United States or foreign letters patent or copyrights and will execute all documents and do all things necessary to obtain letters patent, copyrights, trademarks and trade names, or to otherwise vest Company or Surviving Company, as applicable, with full and exclusive title thereto, and protect the same against infringement by others.

(d) Return of Company’s Property. In the event of termination of Vice President’s employment with Company or Surviving Company for any reason, Vice President agrees to return to Company or Surviving Company, as applicable, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium and not to keep any such property whether or not it contains or pertains to any Confidential Information. Vice President further agrees to deliver to Company or Surviving Company, as applicable, all passwords in use by Vice President at the time of Vice President’s termination, a list of any documents that Vice President created or of which Vice President is otherwise aware that are password protected, and the password or passwords necessary to access such password-protected documents.

(e) Acknowledgements. Vice President acknowledges and agrees that the restrictions set forth in this Section 3 of this Agreement serve as a significant inducement for Company to offer Vice President the benefits conferred in this Agreement, to which he would not otherwise be entitled, and are critical and necessary to protect Company’s and Surviving Company’s legitimate business interests (including the protection of their Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Vice President also acknowledges and agrees that, in the event that he breaches any of the provisions in this Section 3, Company and Surviving Company shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which they may be entitled, as well as the costs and reasonable attorneys’ fees incurred in enforcing their rights under this Section. Vice President further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 3; (ii) the circumstances of Vice President’s termination of employment with Company or Surviving Company, as applicable, will have no impact on his obligations under this Section 3; and (iii) Vice President is bound by the terms of Section 3 and Section 4 of this Agreement, whether or not a Change in Control occurs or Vice President becomes entitled to the Severance Payment.

(f) Modifications By Court. If any covenant set forth in this Section 3 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

(g) Tolling During Periods Of Breach. It is agreed and intended that Vice President’s obligations under this Section 3 be tolled during any period that Vice President is in breach of any of the obligations under this Section 3, so that Company or Surviving Company, as applicable, is provided with the full benefit of the restrictive periods set forth herein.

Section 4. Nondisparagement

Vice President agrees that neither he nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, in any forum or through any medium of communication, Company, Surviving Company, or any of their affiliates or subsidiaries, or any of those entities’ respective directors, officers, stockholders, employees, consultants, agents or representatives.

Section 5. Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid. If to Vice President, the notice, request, or other communication must be addressed and sent to Vice President at his most recent residential address as then on file with Company. If to Company, the notice, request, or other communication must be addressed to Unigene Laboratories, Inc., 81 Fulton Street, Boonton, NJ 07005, Attention: President & CEO, or to such other address as Company furnishes to Vice President in accordance with this Section.

Section 6. Governing Law; Consent to Arbitration

(a) Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, irrespective of the principles of conflicts of law applicable therein.

(b) Consent to Arbitration. It is agreed that any and all claims that one Party may have against the other arising out of or relating to this Agreement shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”). Any such actions shall take place in New Jersey. If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider selected by Company. The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and the administrative filing fees of the arbitration, and the arbitrator’s fees shall be split equally between Company and Vice President unless the Parties agree otherwise. Company and Vice President shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding, except to the extent that applicable law provides for the shifting or the recovery of such fees and costs. The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act. The arbitrator will not have the right to modify or change any of the terms of this Agreement. Notwithstanding anything to the contrary contained in this Section 6(b), claims under Section 3 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction.

Section 7. Employment Status

Vice President acknowledges and agrees that this Agreement does not alter Vice President’s status as an employee at will. Vice President’s employment with Company or Surviving Company may be terminated at any time, with or without reason, by either Company or Surviving Company, as applicable, or Vice President.

Section 8. Enurement and Assignment

The rights and obligations contained in this Agreement shall be binding upon and inure to the benefit of Company, its assigns, and its successors. Company, but not Vice President, shall have the right to assign its rights under this Agreement without Vice President’s consent. In the event that Company assigns its rights and obligations under this Agreement to Surviving Company, Company’s obligations under this Agreement shall be extinguished and Surviving Company shall be solely liable for any obligations to Vice President under this Agreement

Section 9. Waiver

The waiver by Company or Vice President of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach.

Section 10. Severability

If any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

Section 11. Entire Agreement

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written.

Section 12. Modification

No provision of this Agreement may be modified, waived, or discharged unless (1) in writing and (2) agreed to by (A) Vice President and (B) a Company executive authorized by Company.

Section 13. Headings

Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

Section 14. Counterparts and Facsimiles

This Agreement may be executed, including by facsimile signature, in one or more counterparts, each of which shall be deemed an original and all of which together will be deemed to be one and the same instrument.

Section 15. Survival of Terms

In the event that this Agreement is terminated for any reason, Sections 3 and 4 shall survive the termination of this Agreement, and the Parties shall continue to be bound by the terms thereof.

Section 16. Acknowledgements

Vice President acknowledges that he has carefully reviewed this Agreement, that he has had an opportunity to consult with counsel of his choice, that he has entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that he has been afforded an adequate time to review carefully the terms hereof, and that this Agreement will not be deemed void or avoidable by claims of duress, deception, mistake of fact, or otherwise. The principle of construction whereby all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. There is absolutely no agreement or reservation that is not clearly expressed in this Agreement. This Agreement should not be construed for or against any Party.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

VICE PRESIDENT

Date
Printed Name:

UNIGENE LABORATORIES, INC.

Date
By:
Title: